UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 15, 2024

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	NYSE American LLC

8.25% Senior Notes due 2028	TELZ	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2024, Tellurian Inc. (“Tellurian” or the “Company”) entered into a Distribution Agency Agreement (the “Virtu ATM Agreement”) with Virtu Americas LLC (“Virtu”). Pursuant to the terms of the Virtu ATM Agreement, the Company may sell shares of its common stock, $0.01 par value per share, from time to time on the NYSE American or any other market for the common stock in the United States or otherwise permitted by law, through Virtu acting as agent, for aggregate sales proceeds of up to approximately $366.1 million, which equals the remaining capacity under the Distribution Agency Agreement, dated as of December 30, 2022, between the Company and T.R. Winston & Company, LLC.

Under the Virtu ATM Agreement, the Company will set the parameters for the sale of shares, including the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one trading day, and any minimum price below which sales may not be made.

Subject to the terms and conditions of the Virtu ATM Agreement, Virtu may sell the shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including without limitation sales made directly on the NYSE American, on any other existing trading market for the shares, or to or through a market maker. Virtu may also sell the shares by other methods permitted by law, including in a privately negotiated transaction with the prior consent of the Company.

The Virtu ATM Agreement provides that Virtu will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold through it as the Company’s agent under the Virtu ATM Agreement.

The Company has no obligation to sell any shares under the Virtu ATM Agreement, and the Company or Virtu may suspend the offering contemplated by the Virtu ATM Agreement subject to certain conditions. The Company has agreed in the Virtu ATM Agreement to provide indemnification and contribution to Virtu against certain liabilities, including liabilities under the Securities Act.

The shares will be issued pursuant to a Registration Statement on Form S-3 (File No. 333-269069) filed by the Company with the SEC on December 30, 2022. The Company filed a prospectus supplement, dated March 15, 2024, with the SEC in connection with the offering contemplated by the Virtu ATM Agreement.

The foregoing description of the Virtu ATM Agreement is not complete and is qualified in its entirety by reference to the full text of the Virtu ATM Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The legal opinion of Davis Graham & Stubbs LLP relating to the legality of the shares of common stock being offered pursuant to the Virtu ATM Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Virtu ATM Agreement were made solely for purposes of the agreement and as of a specific date, were solely for the benefit of the parties to the agreement and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Item 8.01	Other Items.

The Company’s engagement with Lazard Frères & Co. LLC has been expanded from the previously announced exploration of the sale of the Company’s upstream natural gas assets to include a broader spectrum of opportunities, including, but not limited to, alternative debt and equity financings, the sale of equity interests in Driftwood or Tellurian, a potential sale of the Company, assisting in securing commercial partners, positioning Tellurian in the public markets and with other stakeholders, and providing other strategic guidance to the board of directors of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1‡	Distribution Agency Agreement, dated as of March 15, 2024, by and between Tellurian Inc. and Virtu Americas LLC

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document (included as Exhibit 101)

‡	Certain schedules or similar attachments to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or attachment to this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

Date: March 15, 2024	By:	/s/ Simon G. Oxley
	Name:	Simon G. Oxley
	Title:	Executive Vice President and Chief Financial Officer